Exhibit 3.2

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SURFACE ONCOLOGY, LLC

Dated this 8th day of September, 2023

This Limited Liability Company Agreement (this “Agreement”) of Surface Oncology, LLC (the “Company”) is made and entered into as of the date set forth above by Coherus BioSciences, Inc., a Delaware corporation, as the sole member of the Company (the “Member”).

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”) by and among the Member, Crimson Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Member (“Merger Sub I”), Crimson Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Member (“Merger Sub II”), and Surface Oncology, Inc., a Delaware corporation (“Surface”), Merger Sub I merged with and into Surface (the “First Merger”), with Surface surviving such First Merger as a wholly owned subsidiary of the Member, and, as part of the same overall transaction, promptly after the First Merger, the surviving entity of the First Merger merged with and into Merger Sub II (the “Second Merger”), with Merger Sub II surviving the Second Merger (the “Surviving Entity”); and

WHEREAS, Surface has consented to the use of the name “Surface Oncology, LLC” by Merger Sub II, and the Member has changed the name of the Surviving Entity to Surface Oncology, LLC; and

WHEREAS, the Company was formed on June 12, 2023, and the original limited liability company agreement of the Company was entered into on June 15, 2023 (the “Original LLCA”), and the Member wishes to amend and restate the Original LLCA in its entirety, as set forth herein.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

ARTICLE I

Introduction

SECTION 1.1 Qualification.

(a) This Agreement shall constitute the “limited liability company agreement” (as that term is used in the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”)) of the Company. The rights, powers, duties, obligations and liabilities of the Member shall be determined pursuant to the Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of the Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

(b) At any time that the Member has approved an amendment to the Certificate in accordance with the terms hereof, the Member shall designate an “authorized person” within the meaning of the Act, to promptly execute, deliver and file such amendment in accordance with the Act.

SECTION 1.2 Name and Address of the Company.

(a) The business of the Company shall be conducted under the name “Surface Oncology, LLC”. The Member shall have the power to change the name of the Company at any time.

(b) The registered address of the Company in Delaware shall be c/o Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, or as the Member may otherwise determine.

(c) The registered agent for the service of process and the registered office in the State of Delaware shall be that Person and location reflected in the Certificate. The Member may, from time to time, change the registered agent or office through appropriate filing with the Secretary of State of the State of Delaware. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be.

SECTION 1.3 Purposes. The purposes for which the Company is formed are to engage in any lawful business, purpose or other activity, subject to the provisions of the Act.

SECTION 1.4 Powers. The Company shall possess and may exercise all powers necessary, convenient or incidental to the conduct, promotion or attainment of its business, purposes or activities to the fullest extent provided in the Act.

SECTION 1.5 Term. The term of the Company shall commence upon the filing of the Certificate with the Delaware Secretary of State, and shall terminate as herein provided. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate in the manner required by the Act.

SECTION 1.6 Defined Terms. The terms used in this Agreement with their initial letters capitalized shall, unless the context otherwise requires or unless otherwise expressly provided herein, have the respective meanings specified in this Section 1.6.

“Act” shall have the meaning set forth in Section 1.1(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person.

“Capital Contribution” means the total value of cash and agreed gross fair market value of property contributed and agreed to be contributed to the Company by the Member. Additional Capital Contributions may be made by the Member.

“Certificate” shall have the meaning set forth in Section 1.1(a).

“Control” (including the terms “Controlling” and “Controlled by”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Distribution” means any distribution of cash or other property made by the Company to the Member. None of (i) the repayment of any loan made by the Member to the Company, (ii) any payment of fees to the Member, or (iii) any reimbursement of disbursements shall be considered a Distribution hereunder.

“Effective Time” shall mean the date of this Agreement.

“Expenses” shall mean all attorneys’ fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, an action, suit or proceeding.

“Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

“Member” shall have the meaning set forth in the Preamble.

“Membership Interest” in the Company shall mean the entire ownership interest of the Member in the Company at any particular time, including the Member’s interest in the capital, profits and losses of the Company and the right of the Member to any and all benefits to which the Member may be entitled as provided in this Agreement and under the Act (including the right to receive distributions hereunder), together with the obligations of the Member to comply with all of the terms and provisions of this Agreement and under the Act.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, limited liability company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

ARTICLE II

Member, Membership Interest

SECTION 2.1 Name and Address of Member; Principal Office.

(a) The address of the Member is 333 Twin Dolphin Drive, Suite 600, Redwood City, California 94065.

(b) The percentage interest of the Membership Interests held by the Member shall be set forth on Exhibit A.

SECTION 2.2 Capital Contributions. In order to obtain additional funds or for other business purposes, the Member may decide to make Capital Contributions to the Company. Any such Capital Contributions shall be in such amount as determined by the Member (in its sole discretion) and may be in cash or any type of property. Notwithstanding anything contained herein to the contrary, the Member shall not be required to make any Capital Contributions to the Company.

SECTION 2.3 Member Loans. Loans by the Member to the Company shall not be considered additional contributions to the capital of the Company unless otherwise agreed by the Member.

SECTION 2.4 Membership Interest. Distributions with respect to the Membership Interest shall be made in accordance with Article V.

SECTION 2.5 Certificate for Membership Interest. The Membership Interest of the Member may be represented by a certificate. The exact contents of any such certificate shall be determined by the Member.

SECTION 2.6 Capital. No interest shall be paid on any Capital Contribution.

SECTION 2.7 Limitation on Liability. Except as otherwise required in the Act or as expressly provided in this Agreement, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation, or liability of the Company solely by reason of being the Member or participating in the management of the Company. The Member shall not be required to loan any funds to the Company. The Member shall not be required to make any contribution to the Company.

SECTION 2.8 Bankruptcy or Dissolution of a Member. The occurrence of any of the events specified in Section 18-304 of the Act shall not result in the Member ceasing to be a member of the Company.

ARTICLE III

Management and Control of Business

SECTION 3.1 Management of the Company. The overall management and control of the business and affairs of the Company shall be vested in the Member, and the Member shall be responsible for the management of the Company’s business.

SECTION 3.2 Authority and Responsibility of the Member. All decisions respecting any matter set forth in this Agreement or otherwise affecting or arising out of the conduct of the business of the Company shall be made by the Member, and the Member shall have the exclusive right and full authority to manage, conduct and operate the Company’s business, subject to Section 3.1.

SECTION 3.3 Election of Officers; Delegation of Authority. The Member may, from time to time, designate one or more officers with such titles as may be designated by the Member to act in the name of the Company with such authority as may be delegated to such officers by the Member (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Member. Any action taken by an Officer designated by the Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her. The following persons are appointed as the initial Officers of the Company to the offices set forth opposite their name, to hold office, subject to the terms of this Agreement:

Dennis M. Lanfear – President

Christopher Slavinsky – Vice President and Secretary

Following the appointment of the initial Officers of the Company, this Agreement need not be amended for the Member to appoint or remove any Officer, fill a vacancy in any office or otherwise exercise its rights under this Section 3.3.

SECTION 3.4 Duties of Parties.

(a) Nothing in this Agreement shall be deemed to restrict in any way the rights of the Member, or any Affiliate of the Member, to conduct any other business or activity whatsoever, and neither the Member nor any Affiliate of the Member shall be accountable to the Company with respect to such other business or activity even if such other business or activity competes with the Company’s business.

(b) The Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with the Member and its Affiliates.

SECTION 3.5 Liability and Indemnification.

(a) Subject to the operation of Section 3.6 of this Agreement and any other express terms of this Agreement (including this Section 3.5), each Indemnified Person shall be indemnified and held harmless by the Company to the fullest extent authorized under the Act and, if applicable, the Merger Agreement, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Act permitted the Company to provide prior to such amendment), and to the extent authorized in this Section 3.5.

(i) Actions, Suits and Proceedings Other than By or In the Right of the Company. Each Indemnified Person shall be indemnified and held harmless by the Company against any and all Expenses and Liabilities that are incurred or paid by such Indemnified Person or on such Indemnified Person’s behalf in connection with any Proceeding or any claim, issue or matter therein (other than an action by or in the right of the Company), which such Indemnified Person is, or is threatened to be made, a party to or participant in by reason of such Indemnified Person’s Company Status, if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

(ii) Actions, Suits and Proceedings By or In the Right of the Company. Each Indemnified Person shall be indemnified and held harmless by the Company against any and all Expenses that are incurred by such Indemnified Person or on such Indemnified Person’s behalf in connection with any Proceeding or any claim, issue or matter therein by or in the right of the Company, which such Indemnified Person is, or is threatened to be made, a party to or participant in by reason of such Indemnified Person’s Company Status, if such Indemnified Person acted in good faith and in a manner such Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that no indemnification shall be made under this Section 3.5(a)(ii) in respect of any claim, issue or matter as to which such Indemnified Person shall have been finally adjudged by a court of competent jurisdiction to be liable to the Company, unless, and only to the extent that, the Court of Chancery or another court in which such Proceeding was brought shall determine upon application that, despite adjudication of liability, but in view of all the circumstances of the case, such Indemnified Person is fairly and reasonably entitled to indemnification for such Expenses that such court deems proper.

(iii) Survival of Rights. The rights of indemnification provided by this Section 3.5 shall continue as to an Indemnified Person after he or she has ceased to be an Indemnified Person and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives.

(iv) Actions by Indemnified Persons. Notwithstanding the foregoing, the Company shall indemnify any Indemnified Person seeking indemnification in connection with a Proceeding initiated by such Indemnified Person only if such Proceeding (including any parts of such Proceeding not initiated by such Indemnified Person) was authorized in advance by the Member, and/or in the case of any Predecessor Indemnified Person, by the applicable Predecessor, unless such Proceeding was brought to enforce such Indemnified Person’s rights to indemnification.

SECTION 3.6 Advancement of Expenses to Indemnified Persons Prior to Final Disposition.

(a) The Company shall advance all Expenses incurred by or on behalf of any Indemnified Person in connection with any Proceeding in which such person is involved by reason of his or her Company Status as an Indemnified Person within thirty (30) days after receipt by the Company of a written statement or statements from such Indemnified Person requesting such advance or advances from time to time, whether prior to or after final disposition of such

Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Indemnified Person and shall be preceded or accompanied by an undertaking by or on behalf of such person to repay any Expenses so advanced if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified against such Expenses. Notwithstanding the foregoing, the Company shall advance all Expenses incurred by or on behalf of any Indemnified Person seeking advancement of expenses hereunder in connection with a Proceeding initiated by such Indemnified Person only if such Proceeding (including any parts of such Proceeding not initiated by such Indemnified Person) was (i) authorized by the Company, or (ii) brought to enforce such Indemnified Person’s rights to indemnification or advancement of Expenses under this Agreement.

(b) If a claim for advancement of Expenses hereunder by an Indemnified Person is not paid in full by the Company within thirty (30) days after receipt by the Company of documentation of Expenses and the required undertaking, such Indemnified Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and if successful in whole or in part, such Indemnified Person shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Company (including its Member, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Agreement shall not be a defense to an action brought by an Indemnified Person for recovery of the unpaid amount of an advancement claim and shall not create a presumption that such advancement is not permissible. The burden of proving that an Indemnified Person is not entitled to an advancement of expenses shall be on the Company.

(c) In any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a final adjudication that the Indemnified Person has not met any applicable standard for indemnification set forth in the Act or, if applicable, the Merger Agreement.

SECTION 3.7 Contractual Nature of Rights.

(a) The provisions of Sections 3.5 through 3.11 of this Agreement shall be deemed to be a contract between the Company and each Indemnified Person entitled to the benefits hereof at any time while this Agreement is in effect, in consideration of such person’s past or current and any future performance of services for the Company. Neither amendment, repeal or modification of any provision of this Agreement nor the adoption of any provision of the Certificate of Formation of the Company (the “Certificate”) inconsistent with Sections 3.5 through 3.11 of this Agreement shall eliminate or reduce any right conferred by Sections 3.5 through 3.11 of this Agreement in respect of any act or omission occurring, or any cause of action or claim that accrues or arises or any state of facts existing, at the time of or before such amendment, repeal, modification or adoption of an inconsistent provision (even in the case of a proceeding based on such a state of facts that is commenced after such time), and all rights to indemnification and advancement of Expenses granted herein or arising out of any act or omission shall vest at the time of the act or omission in question, regardless of when or if any proceeding with respect to such act or omission is commenced. The rights to indemnification and to advancement of expenses provided by, or granted pursuant to Sections 3.5 through 3.11 of this Agreement shall continue notwithstanding that the person has ceased to be a director or officer of the Company (or any of its Predecessors) and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributes of such person.

(b) If a claim for indemnification hereunder by an Indemnified Person is not paid in full by the Company within sixty (60) days after receipt by the Company of a written claim for indemnification, such Indemnified Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, such Indemnified Person shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Company (including the Member or independent legal counsel) to make a determination concerning the permissibility of such indemnification under this Agreement shall not be a defense to an action brought by an Indemnified Person for recovery of the unpaid amount of an indemnification claim and shall not create a presumption that such indemnification is not permissible. The burden of proving that an Indemnified Person is not entitled to indemnification shall be on the Company.

(c) In any suit brought by an Indemnified Person to enforce a right to indemnification hereunder, it shall be a defense that such Indemnified Person has not met any applicable standard for indemnification set forth in the Act or, if applicable, the Merger Agreement.

SECTION 3.8 Non-Exclusivity of Rights. The rights to indemnification and to advancement of Expenses set forth in this Agreement shall not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, this Agreement, the Merger Agreement or otherwise.

SECTION 3.9 Indemnified Person Insurance. The Company may maintain insurance, at its expense, to protect itself and any Indemnified Person against any liability of any character asserted against or incurred by the Company or any such Indemnified Person, or arising out of any such person’s Company Status, whether or not the Company would have the power to indemnify such person against such liability under the Act or the provisions of this Agreement.

SECTION 3.10 Other Indemnification. The Company’s obligation, if any, to indemnify or provide advancement of Expenses to any person under this Agreement as a result of such person serving, at the request of the Company, as a director, partner, trustee, officer, employee or agent of another company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification or advancement of Expenses from such other company, corporation, partnership, joint venture, trust, employee benefit plan or enterprise (the “Primary Indemnitor”). Any indemnification or advancement of Expenses under this Agreement owed by the Company as a result of a person serving, at the request of the Company, as a director, partner, trustee, officer, employee or agent of another company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall only be in excess of, and shall be secondary to, the indemnification or advancement of Expenses available from the applicable Primary Indemnitor(s) and any applicable insurance policies.

SECTION 3.11 Definitions. For purposes of Sections 3.5 through 3.11 of this Agreement:

(a) “Company Status” describes the status of a person who is serving or has served as an Indemnified Person of the Company or as a director, partner, trustee or officer of any other company, corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, foundation, association, organization or other legal entity which such person is or was serving at the request of the Company or any Predecessor. For purposes of this Section 3.11(a), an any Person who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Company. For the avoidance of doubt, “Company Status” shall include the status of a person who is serving or has served as a director or officer of a constituent corporation absorbed in a merger or consolidation transaction with the Company with respect to such person’s activities prior to said transaction, including the Predecessors;

(b) “Indemnified Persons” means the (i) officers and members of the Company and (ii) the Predecessor Indemnified Persons.

(c) “Merger Agreement” has the definition provided to that term in the recitals of this Agreement.

(d) “Predecessor” means Surface Oncology, Inc.

(e) “Predecessor Indemnified Persons” means any Persons who served as directors and officers of the Predecessor and its subsidiaries prior to the Effective Time (as defined in the Merger Agreement) and who are entitled to indemnification rights under Section 5.10 of the Merger Agreement.

(f) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(g) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Company owns (either directly or through or together with another Subsidiary of the Company) either (i) a general partner, managing member or other similar interest or (ii) (A) fifty percent (50%) or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) fifty percent (50%) or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

ARTICLE IV

Accounting and Records

SECTION 4.1 Records and Accounting. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, at the expense of the Company in accordance with the accounting methods elected to be followed by the Company for Federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business. The fiscal year of the Company for financial reporting and for federal income tax purposes shall end on December 31 of each year.

SECTION 4.2 Access to Accounting Records. All books and records of the Company shall be maintained at any office of the Company or at the Company’s principal place of business, and the Member and the Member’s duly authorized representative shall have access to them at such office of the Company and the right to inspect and copy them at reasonable times.

SECTION 4.3 Other Records. The Company shall maintain records at the principal office of the Company or such other place as the Member may determine which shall include the following:

(a) the Membership Interest and number of Common Units of the Member;

(b) a current list of the full name and last known business or mailing address of the Member;

(c) a copy of the Certificate of the Company and all amendments thereto; and

(d) copies of the Company’s currently effective written Limited Liability Company Agreement and copies of any financial statements of the Company for the three most recent fiscal years.

ARTICLE V

Distributions and Interests

SECTION 5.1 Distributions. Subject to Section 18-607 of the Act, Distributions of cash and other assets shall be made to the Member from time to time as determined by the Member.

SECTION 5.2 Distributions upon Liquidation. Upon liquidation of the Company (or the Member’s Membership Interest), liquidating distributions will be made to the Member pursuant to Section 5.1 hereof.

ARTICLE VI

Dissolution

SECTION 6.1 Events of Dissolution. The Company shall be dissolved in accordance with the Act.

SECTION 6.2 Procedure for Dissolution. If the Company is dissolved, the Member shall wind up the Company’s affairs. On winding up of the Company, the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

SECTION 6.3 Filing of Certificate of Cancellation. If the Company is dissolved, upon completion of the winding up of the Company, the Member shall promptly file a Certificate of Cancellation with the office of the Delaware Secretary of State.

ARTICLE VII

Miscellaneous

SECTION 7.1 Complete Agreement. This Agreement and the Certificate constitute the complete and exclusive statement of the Member, and replace and supersede all prior agreements and all prior written and oral statements by the Member with respect to the subject matter hereof. No representation, statement, condition or warranty not contained in this Agreement or the Certificate will be binding on the Member or have any force or effect whatsoever with respect to the subject matter hereof.

SECTION 7.2 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted and enforced in accordance with the laws of the State of Delaware.

SECTION 7.3 Binding Effect. This Agreement will be binding upon and inure to the benefit of the Member and its successors and assigns.

SECTION 7.4 Terms. Common nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

SECTION 7.5 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

SECTION 7.6 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

SECTION 7.7 No Third-Party Beneficiary. This Agreement is made solely and specifically for the benefit of the party hereto and its successors and assigns subject to the express provisions hereof relating to successors and assigns, and, except for Indemnified Persons under Section 3.5 hereof, no other person will have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

SECTION 7.8 Notices. Any notice to be given or to be served upon the Company or the Member in connection with this Agreement must be in writing and will be deemed to have been given and received when delivered to the address specified by the party to receive the notice. Such notices will be given to the Member at the address specified in Section 2.1(a) hereof and to the Company at the address specified in Section 2.1(b). The Member or the Company may, at any time by giving five days’ prior written notice to the other, designate any other address in substitution of the foregoing address to which such notice will be given.

SECTION 7.9 Amendments. All amendments to this Agreement must be in writing and signed by the Member.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Limited Liability Company Agreement is executed as of the date first set forth above.

SOLE MEMBER

COHERUS BIOSCIENCES, INC.

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: President and Chief Executive Officer

COMPANY

Surface Oncology, LLC, by its sole member
Coherus BioSciences, Inc.

By:	/s/ Dennis M. Lanfear
Name: Dennis M. Lanfear
Title: President and Chief Executive Officer

[Signature Page to the Amended and Restated Limited Liability Company Agreement of Surface Oncology, LLC]

EXHIBIT A

MEMBERSHIP INTERESTS

Member Name	Percentage Interest
Coherus BioSciences, Inc.	100%